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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated January 16, 2003, except for Note X which is dated March 6, 2003, accompanying the consolidated financial statements of First Colonial Group, Inc. and Subsidiaries as contained in the Registration Statement and Prospectus on Form S-1/A of KNBT Bancorp, Inc. to be filed with the Securities and Exchange Commission on or about July 18, 2003. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
July 18, 2003